Exhibit 5.1

January 25, 2021

Crown Electrokinetics Corp.

1110 NE Circle Blvd.

Corvallis, Oregon 97330

Re:	Securities Being Registered under Registration Statement on Form S-1

(Registration No. 333-249833)

Ladies and Gentlemen:

We have represented Crown Electrokinetics Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), of the Company, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement covers the offering of up to (i) 1,184,848 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) that may be offered for sale by the Company (including 154,545 shares that may be issued upon exercise of the underwriters’ over-allotment option), (ii) the underwriter’s warrant that will be issued by the Company to the sole underwriter of the offering (the “Underwriter’s Warrant”) and (iii) 82,424 shares that may be issued upon exercise of the underwriter’s warrant (the “Warrant Shares”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement;

2.	the form of the Underwriting Agreement (the “Underwriting Agreement”), included as Exhibit 1.1 to the Registration Statement;

3.	the form of Underwriter’s Warrant, included as Exhibit 4.1 to the Registration Statement;

Crown Electrokinetics Corp.

January 25, 2021

4.	the Certificate of Incorporation of the Company (as amended to date), included as Exhibit 3.1 to the Registration Statement; and

5.	the By-laws of the Company (as amended to date), included as Exhibit 3.2 to the Registration Statement.

In addition, we have examined such corporate records of the Company that we have considered appropriate, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below, including without limitation, certain resolutions of the Board of Directors. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the completeness and authenticity of the originals of such copies, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the Registration Statement shall have been declared effective under the Act and such effectiveness shall not have been terminated or rescinded.

With regard to our opinion regarding the Underwriter’s Warrant and the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or antidilution adjustments to outstanding securities, including the Underwriter’s Warrant, of the Company cause the Underwriter’s Warrant to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued.

With regard to our opinion concerning the Underwriter’s Warrant constituting a valid and binding obligation of the Company:

1.	we express no opinion as to any provision of the Underwriter’s Warrant that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Underwriter’s Warrant are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; and

2.	we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Underwriter’s Warrant.

Further, we have assumed the Exercise Price (as defined in the Underwriter’s Warrant) will not be adjusted to an amount below the par value per share of the Common Stock.

Crown Electrokinetics Corp.

January 25, 2021

Based upon our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that:

1.	the Shares have been duly authorized by all necessary corporate action of the Company and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable;

2.	the Underwriter’s Warrant constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, under the laws of the State of New York, except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and

3.	the Warrant Shares, when issued and delivered by the Company upon exercise of the Underwriter’s Warrant against payment therefor as set forth in the Registration Statement, the Underwriting Agreement and the Underwriter’s Warrant will be duly authorized and validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Very truly yours,

/s/ PRYOR CASHMAN LLP